EXHIBIT 7q

                       PRIVATE LABEL PRODUCT CONTRACT


THIS PRIVATE LABEL PRODUCT CONTRACT (the "Agreement") is made and entered into between China Peregrine Food Corporation, a Delaware corporation ("Buyer") and Lance, Inc., a North Carolina corporation ("Seller"), effective as of April 23, 1999 (the "Effective Date").

WHEREAS Buyer desires to purchase from Seller those private label items listed on Appendix A-1, A-2 and A-3 during the term of this Agreement; and

WHEREAS Seller agrees to provide those items listed on Appendix A-1, A-2 and A-3, as Buyer's private label items for the prices shown;

WHEREAS the Products will be added to Appendix A-1, A-2 and A-3 at a later date and initialed at that time by both parties, whereupon each so initialed Appendix shall become binding upon the parties,

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Buyer agrees to purchase from Seller of those private label items listed on Appendix A-1, A-2 and A-3 at the prices set forth on Appendix A-1, A-2 and A-3, during the term of this Agreement.

2. Seller agrees to provide those items listed on Appendix A-1, A-2 and A-3, as Buyer's private label items for the prices shown. Seller further agrees to firm prices, adjusted for commodity fluctuations, for those products for at least one (1) year from the Effective Date.

3. Seller agrees to use the facsimile number listed on Appendix A-1 to order items listed on Appendix A-1, the facsimile number listed on Appendix A-2 to order those items listed on Appendix A-2, and the facsimile number listed on Appendix A-3 to order those items listed on Appendix A-3.

4. This Agreement commences on April 23, 1999 and shall continue for one year. Thereafter, this Agreement shall be considered "Evergreen", meaning it continues from year to year without resigning new agreements each year with the understanding prices are reviewed as the market dictates, with thirty (30) written days notification prior to the effective date of any price change. Either party may terminate the agreement by providing one year's prior written notice. Any termination by Buyer shall be subject to the requirements in Paragraph six (6).

5. Buyer shall provide Seller with camera ready artwork to purchase labels, lithographed or other printed materials. All reasonable expenses incurred by Seller to complete or modify Buyer's artwork (including without limitation: producing negatives, color proofs, plates, or other similar expenses) shall be the responsibility of Buyer and will be billed separately. In the event that it becomes necessary to revise product labels etc., due to changes in ingredients, weight or to maintain regulatory compliance, all expenses incurred shall be the responsibility of Seller. In the event Buyer requests Seller to create new art work for labels etc. for reasons other than those specified above, within 12 months of the approval date of the artwork currently in use, all expenses incurred shall be the responsibility of Buyer.

6. Within 30 days after the termination or expiration of this Agreement, or within 60 days of when Buyer discontinues ordering a substantial volume of any individual private label item, whichever occurs sooner, Buyer shall as to the affected items:

      a. Purchase all finished goods and unused specific use or customized components including without limitation, unless such components reasonably can be utilized by Seller in the manufacture of other products: cartons, boxes, packaging materials, caps, bottles, cans, labels, etc. which have been purchased by Seller in reasonable reliance on the forecasts provided to Seller by Buyer not to exceed three (3) months supply of finished and/or unfinished goods, unless otherwise directed in writing by Buyer; and

      b. Buyer further agrees to purchase all components immediately that become obsolete due to Buyer's change in specifications, not to exceed three (3) months supply unless otherwise directed in writing by Buyer. Running changes will be made after components purchased have been exhausted whenever possible.

            i) Ordering a "substantial volume" shall be defined as ordering at least half the volume that was forecast or at least half the volume that was ordered, whichever is greater, during the comparable period of the previous year. For these purposes a "comparable period" shall be at least a six months period.

            ii) Buyer shall also agree to take delivery of all remaining finished goods or unused components within a reasonable period of time (but not greater than 60 days) after termination, expiration, or failure of the substantial volume provisions or compensate Seller for all reasonable expenses incurred for storage or disposal of unreleased finished products or components, not to exceed three (3) months supply unless otherwise directed in writing by Buyer.

7. Buyer shall provide Seller with timely forecasts of its annual need by month at the commencement of this agreement and will update those forecasts quarterly. These will be used by Lance for capacity and materials planning. On the first of each month, Buyer shall furnish the current month's requirements to Seller. Seller shall manufacture and ship product without further instructions except for Buyer's shipping instructions. Due consideration shall be given to minimum order quantities of components, production runs, and limited storage area for inventory of private label finished goods at Seller's facilities.

8. In the event Buyer decides to terminate this Agreement in order to enter into a substantially similar agreement with another supplier, Buyer agrees to give Seller written notice of Buyer's intention to do so ("Notice Date") along with documentation of more favorable pricing quoted by said other supplier. Buyer agrees that Seller will thereafter have 120 days to quote new pricing terms which meet or beat those of said other supplier, to become effective one year from the Notice Date. If Seller meets or beats such competitive supplier's price, this Agreement shall continue unaffected.

9. Buyer shall not advertise or, except as required by law, otherwise disclose the fact that Seller is providing private label products to Buyer without Seller's prior written consent. Nothing contained in this Agreement grants any interest to Buyer in the formulas used nor does this Agreement create any joint venture or partnership between the parties.

10. Other than the obligations set forth in paragraph six (6), neither party shall be liable to the other for delay in performing its obligations if caused by any event beyond the reasonable control of the affected party, including, without limitation, fire, strike, riot, war, act of God, government order or regulation, complete or partial shut down of plant or distribution facility by reason of loss of power, unavailability of raw materials or otherwise. Prompt written notice shall be given by the party whose performance is delayed to the other setting forth full particulars.

11. Freight terms are F.O.B. Seller's facility. Payment terms are net 30 days from date product leaves Seller's facility. A 1% per month interest rate is applied on unpaid balances beyond 30 days and Buyer may be considered in default, at the discretion of Seller without regard to the imposition of such interest charge, for purposes of irrevocable letter of credit (see paragraph fifteen (15)).

12. Seller is authorized by Buyer to assign the appropriate Universal Product Code and Shipper Container Codes for all private label merchandise, and agrees that if this Agreement is terminated the new supplier can purchase the remaining inventory of unused labels until that inventory of labels has expired or new artwork can be developed...which ever comes first.

13. Seller will use commercially reasonable efforts to fill all orders but has 48 hours to notify Buyer of short shipment items. Otherwise, Seller agrees to reimburse Buyer for premium portion of freight cost when an item is shorted, should the item be included in the 1st of the month forecast/release to manufacture, pursuant to the terms of paragraph seven
(7). Buyer expects to receive product with at least 80% of Lance-stated standard shelf life remaining from the date of shipment.

14. Seller acknowledges that Buyer owns certain names, marks and logos used in connection with its organizations (collectively referred to herein as the "Names"), whether or not registered or copyrighted, and all goodwill associated with or symbolized by the Names.

      a. Seller shall not do anything inconsistent with the ownership of the Names and related goodwill, and all uses of the names will inure to the benefit of the respective owners thereof. Nothing in the Agreement shall be deemed to constitute or result in an assignment of any of the Names, a license to use the Names or the creation of any equitable or other interest in them to any party other than the owner. Buyer shall be solely responsible for taking such actions as it deems appropriate to obtain trademark, service mark or copyright registration of the Names. All rights with respect to the Names not specifically granted in the Agreement shall be and are hereby reserved to the owners thereof.

      b. Seller is expressly forbidden to use any of the Names of Buyer on the products it manufacturers without the express written consent of Buyer's Vice President of Marketing. Furthermore, Seller shall not sell any products with the Buyer label or any other Buyer Name to anyone other than Buyer, especially its defective products. All defects will be sold only to Buyer as defects at discounted rates or will be destroyed. Notwithstanding anything to the contrary herein, Seller shall not, through the use of any Name or otherwise, represent that it is an agent or employee of Buyer.

15. Buyer will purchase an irrevocable stand-by letter of credit at a U.S. financial institution reasonably acceptable to Seller covering expected receivables for 30 days. Said letter of credit shall name Seller as beneficiary and shall be payable upon draft by Seller on default by Buyer pursuant to paragraph eleven (11).

16. Seller hereby warrants and guarantees and certifies to Buyer and to any parent, subsidiary, division or affiliate of Buyer, and to the franchisee or licensee thereof (collectively "Buyer"), that all products purchased from time to time by or on the order of Buyer from Seller (the "Articles"): (i) are in compliance with all applicable laws, regulations and other legal requirements (including, but not limited to those relating to health, safety, labeling, flammability, price discrimination, wage-hour, labor and conditions of employment); (ii) will be produced and furnished in compliance with the provisions of the Federal Fair Labor Standards Act and similar state laws; (iii) are not and will not be misbranded hazardous substances or banned hazardous substances within the meaning of the Federal Child Protection and Toy Safety Act; (iv) are not in a misbranded package within the meaning of that term in the Federal Hazardous Substance Labeling Act; (v) all packages containing articles reflect true net weight, measure, contents and size pursuant to applicable Federal and State requirements;
(vi) are properly labeled as to contents as required by applicable Regulations of the Federal Trade Commission; and (vii) will be produced to the specifications contained on Appendix A-4. EXCEPT AS EXPRESSLY PROVIDED IN THIS PARAGRAPH SIXTEEN (16), SELLER MAKES NO WARRANTY REGARDING THE ARTICLES INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR INTENDED USE..

      a. Buyer agrees, in addition to any and all other rights or remedies of Seller, to indemnify and hold Seller harmless from (i) liability of any nature or kind for or on account of any allegation of a violation of any patent, trademark, copyright or contractual or other rights of any third parties arising from the purchase, use or sale by Buyer of the Articles; and (ii) any and all losses, damages, liabilities or expenses arising out of or resulting from or in connection with the breach of any warranty, guarantee or certificate to Buyer or in any way pertaining to or in connection with the manufacture, production or sale of the Articles to Buyer or from any consumer complaint, claim or legal action whatsoever, alleging damages, death, illness or injury resulting from the purchase or use of any of the Articles whether foreseen or unforeseen.

      b. In the event of any claim, demand, action or proceeding being commenced against Buyer by reason of any matter contemplated in the indemnity agreement set forth in subparagraph (a) above, Buyer agrees:

            i. to give Seller prompt written notice thereof, at least within 90 days, after Buyer becomes aware of said claims or suits; and

            ii. to accept and act upon the reasonable requests of Seller as to the manner in which and the means by which said claims or suits are to be dealt with; and

            iii. not to compromise Seller's position by unnecessary admissions or statements or conduct which could prejudice the defense of any such suit or claim; and

            iv. not to settle any said suit or claim without Seller's written consent.

      c. Termination of this Agreement by either party shall not alter or change the obligations of either party under the Agreement applying to incidents occurring during the term of the Agreement.

      d. Buyer agrees to keep in force at all times while any of the Articles are being offered for sale by Buyer, adequate public liability insurance with both "products" and "contractual" coverage, each with an aggregate limit of at least $1,000,000 and to furnish Seller with a certificate from a financially responsible insurance company evidencing that such insurance is in force, naming Buyer as an additional insured and providing that such coverage may not be canceled or amended without thirty (30) days prior written notice to Seller.

17. Seller shall be Buyer's exclusive supplier of all Buyer's requirements for cookie, cookie sandwich, cracker, cracker sandwich and nut products.

18. Buyer shall be Seller's exclusive private label distributor for cookie, cookie sandwich, cracker, cracker sandwich and nut products in China.

19. This Agreement shall be deemed to be made under and shall be construed in accordance with the laws of the State of North Carolina without regard to conflicts of laws principles of such State and the United States of America.

20. Multiple Counterparts: Facsimile Signature. This Agreement may be executed in one or more counterparts, each of which should be an original and all of which taken together shall constitute one in the same instrument. Signatures exchanged by facsimile transmission shall be deemed to constitute original, manually executed signatures and shall be binding by the parties.


AGREED:

CHINA PEREGRINE FOOD                   LANCE, INC.
CORPORATION

By:                                    By:
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Title:  President                      Title:  President

Date:                                  Date:
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